UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): April 13, 2015

American CareSource Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1170 Peachtree Street NE, Suite 2350 Atlanta, Georgia 30309
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (404) 465-1000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2015, American CareSource Holdings, Inc. (the "Company") announced that Richard D. Turner, its President, Chief Executive Officer and Chairman of the Board of Directors, died unexpectedly on April 12, 2015. On April 13, 2015, the Board of Directors appointed John Pappajohn, a director of the Company, as Chairman of the Board and acting Chief Executive Officer.

Mr. Pappajohn, age 86, has served as a director of the Company since November 2004. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: Cancer Genetics, Inc. a company that provides diagnostic products and services to the cancer market, since November 2009; and CNS Response, Inc., a company which uses EEG-generated biomarkers for use in personalized medicine in psychiatry, since August 2009. Mr. Pappajohn was chosen to serve as a director of the Company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in these industries for more than 40 years, and by founding and supporting several public healthcare companies.

There are no family relationships between Mr. Pappajohn and any director or executive officer of the Company (or person nominated or chosen to become a director or executive officer of the Company), and Mr. Pappajohn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than as follows:

Debt Guarantees

On July 30, 2014, the Company entered into a credit agreement with Wells Fargo Bank, National Association providing for a $5,000,000 working capital revolving line of credit (the "July 2014 credit agreement"). Borrowings under the July 2014 credit agreement are secured by guarantees provided by certain individuals, including Mr. Pappajohn.

On July 30, 2014, the Company issued to Mr. Pappajohn warrants to purchase an aggregate of 440,000 shares of our common stock at $3.15 per share, subject to certain adjustments under certain circumstances, in consideration of his guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019.

On December 4, 2014, the Company entered into a credit agreement with Wells Fargo Bank, National Association providing for a $6,000,000 working capital revolving line of credit (the "December 2014 credit agreement"). Borrowings under the December 2014 credit agreement are secured by guarantees provided by certain individuals, including Mr. Pappajohn.

On December 4, 2014, the Company issued to Mr. Pappajohn warrants to purchase an aggregate of 480,000 shares of our common stock at $2.71 per share, subject to certain adjustments under certain circumstances, in consideration of his guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019.

The Company and the guarantors under the July 2014 credit agreement and the December 2014 credit agreement, including Mr. Pappajohn, entered into an inter-creditor agreement in order to set forth the parties' respective rights and obligations in the event of a default under either the July 2014 credit agreement or the December 2014 credit agreement.

May 2014 Private Placement

On May 5, 2014, the Company closed a private placement offering of 1,000,000 shares of our common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $2,000,000. Mr. Pappajohn purchased 575,000 shares of our common stock in the offering for an aggregate purchase price of $1,150,000.

Equity Dynamics

On January 10, 2014, the Company entered into an arrangement with Equity Dynamics, Inc. for monthly strategic consulting services, including with respect to acquisition and financing activities. As part of the arrangement, the Company pays Equity Dynamics, Inc. a monthly fee of $10,000 for performance of such consulting services. Mr. Pappajohn is the sole owner of Equity Dynamics, Inc.

Item 7.01. Regulation FD Disclosure.

On April 13, 2015, the Company announced Dr. Turner's death with a press release, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit.

Exhibit Number	Description
99.1	Press release of American CareSource Holdings, Inc. dated April 13, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2015	American CareSource Holdings, Inc.
	By:	/s/ ANTHONY R. LEVINSON Anthony R. Levinson Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated April 13, 2015 issued by the Company.